Exhibit 23.3
CONSENT OF STEPHANE BLAIS
Reference is made to the Registration Statement on Form S-8 and the documents incorporated by reference therein (the “Registration Statement”) of Goldcorp Inc. (the “Company”) and any amendments thereto, to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended, and the Annual Report on Form 40-F (“40-F”), Annual Information Form (the “AIF”) and Management’s Discussion and Analysis (“MD&A”) of the Company each for the year ended December 31, 2010, which are incorporated by reference in the Registration Statement.
I hereby consent to the references to, and the information derived from, the following report(s) and to the references, as applicable, to my name in connection with (including, as an expert or qualified person) the following report(s) and documents:
1.	The technical report dated March 14, 2011, as amended March 30, 2011, entitled “Red Lake Gold Operation, Ontario, Canada, NI 43-101 Technical Report” (the “Red Lake Report”); and

2.
The Registration Statement, the 40-F, the MD&A and the AIF, which include references in connection with information relating to the Red Lake Report and the Red Lake Gold Mines, and the properties described therein.

Date: May 19, 2011

/s/ Stephane Blais
Name:	Stephane Blais, P. Eng.